Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 22, 2024, with respect to the consolidated financial statements of Auna S.A. and subsidiaries, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Emmerich, Córdova y Asociados S. Civil de R.L.

Emmerich, Córdova y Asociados S. Civil de R.L.

Lima, Peru

February 22, 2024